Exhibit 99.1

Ellington Financial LLC Reports Fourth Quarter 2013 Results
OLD GREENWICH, Connecticut—February 12, 2014
Ellington Financial LLC (NYSE: EFC) (the "Company") today reported financial results for the quarter ended December 31, 2013.
Highlights

•
Net increase in shareholders' equity resulting from operations ("net income") for the fourth quarter was $14.9 million, or $0.58 per basic and diluted share. For the year ended December 31, 2013, net income was $78.5 million, or $3.28 per share, and return on average equity was 13.4%.

•
Book value per share as of December 31, 2013 was $23.99 on a diluted basis, after payment of a quarterly dividend in the fourth quarter of $0.77 per share, as compared to book value per share of $24.19 on a diluted basis as of September 30, 2013.

•	The Company's non-Agency strategy generated gross income of $20.5 million for the quarter ended December 31, 2013.

•	The Company's Agency strategy generated gross income of $1.9 million for the quarter ended December 31, 2013.

•
The Company's Board of Directors declared a dividend of $0.77 per share for the fourth quarter of 2013 payable on March 17, 2014 to shareholders of record on February 28, 2014. Dividends are paid quarterly in arrears.

Fourth Quarter 2013 Results
For the quarter ended December 31, 2013, the Company recognized net income of $14.9 million, or $0.58 per share. This compares to net income of $11.7 million, or $0.45 per share, for the quarter ended September 30, 2013. During the fourth quarter, both the non-Agency and Agency strategies contributed positively to net income.
"We are pleased to report our results for the quarter and year ended December 31, 2013," said Laurence Penn, Chief Executive Officer and President of the Company. "Despite the backdrop of a volatile and rising rate environment for most of 2013, we were able to generate a return on average equity for the year of 13.4%. As we have said before, we expect a meaningful part of our return generation will come from active portfolio management, and 2013 was no different. Over the course of the year, we realized net gains of $25.5 million, or $1.06 per share, on our combined portfolios. We expect that the opportunity for trading gains will continue to be strong in 2014, particularly as the large Wall Street broker-dealers continue to shrink their balance sheets and reduce their tolerance for risk-taking, as they continue to implement changes under Dodd-Frank and Basel III. In the non-Agency RMBS market, we believe that we will continue to see an abundance of security and sector mispricings, and that we will be able to take advantage of these opportunities thanks to our active management style and our focus on total return. We believe that while the Agency RMBS market will remain volatile in 2014, we are well equipped to take advantage of that volatility. Importantly, we will continue to actively hedge our portfolios, with a wide variety of instruments. During 2013, our hedging activities were a net positive contributor to our results. The net impact of our interest rate and credit hedging was income of $8.5 million, or $0.34 per share, for the year. In addition, as compared to the beginning of 2013, our diluted book value per share declined only 1.6% to $23.99 per share, even after paying strong dividends. We are extremely satisfied with this performance, especially when compared to many mortgage REITs that suffered double-digit declines in book value over the year. As always, our primary goal remains the generation of attractive returns in up markets and preservation of book value in down markets. Lastly, we are very excited about some of the asset classes where we see potential for significant growth and opportunities in 2014. During the fourth quarter, we purchased our first pool of non-performing residential loans, we added to our distressed commercial loan portfolio, and we purchased our first European non-dollar-denominated RMBS. In each of these sectors, we see increased selling volumes in 2014, and we believe we are fully positioned to capitalize on the opportunities."
The Company's non-Agency strategy generated gross income in the amount of $20.5 million for the fourth quarter, or $0.78 per share. Income from the Company's non-Agency strategy was driven by positive contributions from interest income, net realized and unrealized gains on investments and net gains from interest rate hedges, partially offset by losses on credit hedges and interest expense. Following the decision announced by the Federal Reserve in September not to cut back, or "taper," its monthly pace of bond purchases under QE3, non-Agency RMBS prices and yield spreads continued to improve, especially in the early part of the fourth quarter. Over the remainder of the quarter, market concerns about an imminent taper by the Federal Reserve resumed, and interest rates rose as a result; nevertheless, non-Agency RMBS yield spreads continued to tighten, albeit more slowly. Ultimately, in December, the Federal Reserve announced a modest $10 billion reduction in its $85 billion of monthly asset purchases beginning in January 2014, with the reduction split evenly between Agency RMBS and U.S. Treasury securities. By the end of the fourth quarter as compared to the beginning of the fourth quarter, the rate on the 10-year U.S. Treasury had increased 42 basis points to 3.03%— its highest level in over two years—and the 5-year swap rate had increased 25 basis points to 1.79%. In response to the rally in non-Agency RMBS, the Company traded its portfolio more actively in the fourth quarter, thereby monetizing gains. Proceeds from investments sold were, and continue to be, reinvested primarily into other non-Agency assets that the Company believes are attractive. Also, in December, the Dutch financial services firm ING sold a $5.1 billion portfolio of U.S. RMBS, as it sought to benefit from the continued improvement in the U.S. housing market. This sale added supply to the market and, as a result, the Company was able to replace some of the non-Agency RMBS that it had sold with non-Agency RMBS that it believes are more attractive. Because interest rates rose over the course of the quarter, the Company's interest rate hedges generated gains. However, the Company incurred losses on its credit hedges. The Company's credit hedges are, in significant part, comprised of short positions in corporate bond indices, and these instruments increased in price as corporate credit continued to rally over the course of the quarter. In fact, during the quarter, corporate credit generally outperformed structured credit products, including non-Agency MBS. In anticipation of a reversal of this trend, the Company actually increased its corporate credit hedge position towards the end of the quarter. For the year ended December 31, 2013, the Company's non-Agency strategy generated gross income of $99.0 million, representing a gross return on average total equity of 16.8%.
The Company remains positive in its outlook for non-Agency MBS, both on fundamental and technical grounds. On the fundamental side, the Company expects that while the double-digit rate of home price appreciation that was experienced in 2013 will likely not be repeated in 2014, it should still remain positive in 2014. Since home prices continue to serve as one of the most important determinants of future cashflows in distressed non-Agency RMBS, the Company believes that future home price appreciation will continue to provide significant support for the prices and credit performance of non-Agency RMBS. On the technical side, while the GSEs and large banks continue to sell non-Agency MBS from their portfolios, market appetite for these assets remains quite strong, especially among insurance companies, regional banks, and money managers.
Consistent with the earlier part of the year, active portfolio trading remained a key driver of the Company's non-Agency results in the fourth quarter. In the fourth quarter, the Company turned over approximately 25% of its non-Agency long investments, generating net realized gains of $14.8 million, or $0.57 per share. For the year, total non-Agency portfolio turnover was approximately 73% and net realized gains were $46.3 million, or $1.92 per share, which constituted approximately 50% of total gross income for the Company's non-Agency strategy. The Company actively trades its portfolio not only for the generation of total return, but also to enhance its portfolio composition. As of December 31, 2013, the value of the Company's non-Agency portfolio was $699.8 million as compared to $745.4 million as of September 30, 2013, representing a decline of 6.1%. The decline in the size of the portfolio was primarily related to the timing of bond sales, some of the proceeds of which had not yet been fully reinvested as of December 31, 2013.
During the fourth quarter, as part of its non-Agency strategy, the Company purchased its first pool of non-performing residential loans. The loans were acquired as part of the U.S. Department of Housing and Urban Development ("HUD") Distressed Asset Stabilization Program, which began in 2010. The Company paid approximately $24.1 million for the pool, which consisted of approximately 200 loans concentrated primarily in the western United States, with an aggregate unpaid principal balance of approximately $36.2 million. The Company expects that sales volumes of distressed residential loans will continue to increase, including continued auctions by HUD, and thus the Company has identified this market as a potentially significant ongoing source of investment opportunities. Also during the quarter, the Company purchased its first European non-dollar-denominated RMBS. The Company expects the volume of distressed asset sales from European banks will increase significantly in 2014, as regulators continue to pressure these banks to strengthen their balance sheets. Distressed European RMBS represent a large portion of European bank holdings, and the Company sees European RMBS as a potentially significant growth area for 2014 and beyond.

The Company continues to be active in the non-Agency CMBS and commercial mortgage loan space. The Company's CMBS holdings include legacy (i.e., issued before the financial crisis) and new issue CMBS, and during the fourth quarter, the Company actively traded its positions. Within the new issue market, the Company has found numerous attractive opportunities in select "b-pieces," which are the most subordinated (and therefore highest-yielding) tranches of CMBS, and believes that these investments complement its other CMBS bond and synthetic holdings, which are lower-yielding but can be traded more actively. The Company has also continued to increase its activity with respect to distressed commercial loans, which comprised $18.9 million, or 33.2%, of its total CMBS and commercial loan holdings of $56.9 million as of December 31, 2013. In contrast, as of September 30, 2013 the Company's CMBS and commercial mortgage loan holdings were $48.2 million, and included distressed commercial loans in the amount of $10.0 million. Activity within the distressed commercial loan sector of the Company's portfolio can fluctuate from period to period based on the opportunities in that sector. The Company's non-Agency CMBS and commercial mortgage loan portfolio represented 8.1% of its non-Agency long investments as of December 31, 2013, as compared to 6.5% as of September 30, 2013. Overall, the Company continues to believe that the environment for opportunistic CMBS and commercial mortgage loan investing remains very favorable. For the year ended December 31, 2013, new issuances of CMBS in the U.S. were $86 billion as compared to $48 billion in 2012, an increase of almost 80%. Additionally, the Company continues to take advantage of attractive opportunities in CLOs, especially "legacy" CLOs issued before the financial crisis. As of December 31, 2013, the Company's aggregate debt and equity CLO holdings comprise 5.4% of the Company's non-Agency portfolio.
The Company's Agency strategy generated gross income of $1.9 million, or $0.08 per share, during the quarter. Income from the Company's Agency strategy was driven by positive contributions from interest income and net gains from interest rate hedges, which were partially offset by net realized and unrealized losses on investments and interest expense. With long-term interest rates reaching their highest level in two years by the end of the quarter, the Company had net realized and unrealized losses on its Agency RMBS investments, and gains on its interest rate hedges. The Company's Agency RMBS are principally comprised of "specified pools." Specified pools are fixed rate Agency pools with special prepayment characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other prepayment characteristics.

In the early part of the fourth quarter, Agency RMBS rallied in response to the September "no taper" decision announced by the Federal Reserve. However, as noted above, market concerns about a future taper announcement resumed soon thereafter, and this weighed meaningfully on Agency RMBS prices, as well as on their yield spreads relative to interest rate swaps. While the $10 billion taper announced by the Federal Reserve in December was considered modest, it removed some level of uncertainty from the market, and in response Agency RMBS yield spreads re-tightened. Late in January, the Federal Reserve announced an additional $10 billion reduction in its monthly asset purchases, beginning in February 2014. Similar to the December 2013 reduction, this reduction will also be evenly split between Agency RMBS and U.S. Treasury securities. Notwithstanding the total $10 billion drop in the monthly pace of its Agency pool purchases—a 25% drop from its 2013 pace—the Federal Reserve continues to be the dominant force in the Agency pool market. In recent years, the majority of Agency pool issuance has been driven by loan refinancings, as opposed to home purchases. However, with interest rates having risen so significantly since last May, refinancing activity has steadily declined over recent months, and in December the Mortgage Bankers Association Refinance Index hit a new multi-year low. Therefore, as refinancing activity has declined, so too has the production of new Agency pools. As a result, the Federal Reserve still provides overwhelming support to, and remains the dominant force in, the Agency pool market, given that the reduction in Federal Reserve purchases has been more than offset by the reduction in new supply. However, should the Federal Reserve continue to taper its monthly purchases, as is expected, the Agency pool market may undergo a significant repricing over the course of 2014.

During the fourth quarter, the Company took advantage of depressed pay-ups for specified pools (price premiums for specified pools relative to their generic pool counterparts) by buying higher coupon specified pools. Despite current low prepayment levels, the Company believes that certain sectors of the Agency pool market are still susceptible to prepayments, thereby making it attractive to buy pools with prepayment protection in those sectors, especially given the drop in pay-ups. The Company is also finding attractive opportunities in seasoned specified pools, which have shorter remaining weighted average maturities relative to TBAs, and therefore can be hedged with a shorter, lower-cost basket of interest rate hedges. Given the current steepness of the yield curve, even relatively small amounts of seasoning can translate into significant value.
Also during the fourth quarter and consistent with its strategy, the Company continued to hedge against the risk of rising interest rates, primarily with interest rate swaps and TBAs. As interest rates rose over the quarter, the Company's interest rate hedges generated net gains, thereby reducing some of the impact of declining asset prices. Net gains from the Company's interest rate hedges in the Agency RMBS strategy in the fourth quarter were $2.1 million, or $0.08 per share.

Active trading of both assets and hedges has, and continues to be, a key element of the Agency strategy. Similar to the third quarter, the fourth quarter provided the Company an excellent opportunity to continue to upgrade its portfolio into higher coupon specified pools with stronger prepayment protection. The Company believes that specified pools remain very attractive relative to historical metrics.
As has been the case for the last several quarters, volatility in the Agency RMBS market will likely continue to be tied to actions of the Federal Reserve and its ongoing asset purchase programs. Now that the Federal Reserve has actually announced a plan to begin to taper its monthly asset purchases, it is possible that volatility will ease somewhat. Nevertheless, there still remain significant uncertainties about timing, and about how well the financial markets will be able to adapt to each incremental reduced level of support. This uncertainty reinforces the importance of the Company's ability to hedge its risks using a variety of tools, including TBAs.
One gauge that the Company uses to measure its overall prepayment risk is the Company's net Agency premium as a percentage of its long Agency RMBS holdings. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short (TBA) Agency RMBS positions. The net short TBA position related to the Company's long Agency RMBS had a notional value of $352.5 million and a fair value of $377.0 million as of December 31, 2013 and a notional value of $375.2 million and a fair value of

$400.4 million as of September 30, 2013. The lower its net Agency premium, the less the Company believes it is exposed to market-wide increases in Agency RMBS prepayments. As of December 31, 2013, the Company's net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 0.6% as compared to 1.4% at September 30, 2013. Excluding TBA positions used to hedge the Company's long Agency RMBS portfolio, the Company's Agency premium as a percentage of fair value was approximately 3% and 4% as of December 31, 2013 and September 30, 2013, respectively.
The Company prepares its financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.
The Company also measures its performance through net-asset-value-based total return. Net-asset-value-based total return measures the change in the Company's book value per share and assumes the reinvestment of dividends at book value per share. For the quarter and year ended December 31, 2013, net-asset-value-based total return was 2.35% and 14.19%, respectively. Net-asset-value-based total return from inception of the Company (August 17, 2007) through December 31, 2013 was 121.78%.

The following table summarizes the Company's operating results for the quarters ended December 31, 2013 and September 30, 2013 and the year ended December 31, 2013:

	Quarter Ended December 31, 2013	Per Share	% of Average Equity	Quarter Ended September 30, 2013	Per Share	% of Average Equity	Year Ended December 31, 2013	Per Share	% of Average Equity
(In thousands, except per share amounts)
Non-Agency MBS, mortgage loans, ABS, and other:
Interest income	$14,404	$0.55	2.28%	$15,500	$0.59	2.45%	$54,705	$2.26	9.25%
Net realized gain	14,792	0.57	2.34%	11,873	0.46	1.88%	46,344	1.92	7.84%
Change in net unrealized gain (loss)	1,908	0.07	0.30%	(5,224)	(0.20)	(0.83)%	15,704	0.65	2.66%
Net interest rate hedges(1)	3,088	0.12	0.49%	(1,001)	(0.04)	(0.16)%	11,523	0.47	1.95%
Net credit hedges and other	(11,681)	(0.45)	(1.85)%	(3,754)	(0.14)	(0.59)%	(22,173)	(0.92)	(3.75)%
Interest expense	(2,047)	(0.08)	(0.32)%	(2,264)	(0.09)	(0.36)%	(7,102)	(0.29)	(1.20)%
Foreign currency gain (loss)	38	—	0.01%	—	—	—%	38	—	0.01%
Total non-Agency MBS, mortgage loans, ABS, and other profit	20,502	0.78	3.25%	15,130	0.58	2.39%	99,039	4.09	16.76%
Agency RMBS:
Interest income	8,550	0.33	1.35%	8,564	0.33	1.35%	31,017	1.28	5.25%
Net realized loss	(5,654)	(0.22)	(0.90)%	(8,185)	(0.32)	(1.29)%	(20,837)	(0.86)	(3.54)%
Change in net unrealized gain (loss)	(2,145)	(0.08)	(0.34)%	10,850	0.42	1.71%	(20,902)	(0.86)	(3.54)%
Net interest rate hedges(1)	2,050	0.08	0.32%	(7,322)	(0.28)	(1.16)%	19,110	0.79	3.23%
Interest expense	(911)	(0.03)	(0.14)%	(845)	(0.03)	(0.13)%	(3,322)	(0.14)	(0.56)%
Total Agency RMBS profit	1,890	0.08	0.29%	3,062	0.12	0.48%	5,066	0.21	0.84%
Total non-Agency and Agency MBS, mortgage loans, ABS, and other profit	22,392	0.86	3.54%	18,192	0.70	2.87%	104,105	4.30	17.60%
Other interest income (expense), net	(3)	—	0.00%	5	—	0.00%	(64)	—	(0.01)%
Other expenses (excluding incentive fee)	(4,210)	(0.16)	(0.67)%	(4,336)	(0.17)	(0.69)%	(16,313)	(0.67)	(2.76)%
Net increase in equity resulting from operations (before incentive fee)	18,179	0.70	2.87%	13,861	0.53	2.18%	87,728	3.63	14.83%
Incentive fee	(3,091)	(0.12)	(0.49)%	(2,038)	(0.08)	(0.32)%	(8,366)	(0.35)	(1.42)%
Net increase in equity resulting from operations	$15,088	$0.58	2.38%	$11,823	$0.45	1.86%	$79,362	$3.28	13.41%
Less: Net increase in equity resulting from operations attributable to non-controlling interests	226			96			838
Net increase in shareholders' equity resulting from operations(5)	$14,862	$0.58	2.38%	$11,727	$0.45	1.86%	$78,524	$3.28	13.41%
Weighted average shares and convertible units(2) outstanding	26,040			26,026			24,198
Average equity (includes non-controlling interests)(3)	$630,063			$632,852			$590,783
Weighted average shares and LTIP units outstanding(4)	25,828			25,814			23,986
Average shareholders' equity (excludes non-controlling interests)(3)	$624,570			$628,197			$585,677

(1)	Includes TBAs and U.S. Treasuries, if applicable.

(2)	Convertible units include LTIP units and Operating Partnership units attributable to non-controlling interests.

(3)	Average equity and average shareholders' equity is calculated using month end values.

(4)	Excludes Operating Partnership units attributable to non-controlling interests.

(5)
Per share information calculated using weighted average shares and LTIP units outstanding. Percentage of average equity is calculated using average shareholders' equity, which excludes non-controlling interests.

Portfolio
The following tables summarize the Company's portfolio holdings as of December 31, 2013 and September 30, 2013:
Investment Portfolio

	December 31, 2013					September 30, 2013
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS and Residential mortgage loans	$883,049	$600,835	$68.04	$546,616	$61.90	$928,480	$648,007	$69.79	$594,918	$64.07
Non-Agency CMBS and Commercial mortgage loans	97,332	56,880	58.44	56,366	57.91	85,508	48,207	56.38	48,302	56.49
Other ABS	38,422	36,287	94.44	36,786	95.74	42,676	39,965	93.65	40,813	95.63
Total Non-Agency MBS, mortgage loans, and Other ABS	1,018,803	694,002	68.12	639,768	62.80	1,056,664	736,179	69.67	684,033	64.74
Agency RMBS:
Floating	28,746	30,618	106.51	30,274	105.31	35,896	37,556	104.62	37,332	104.00
Fixed	778,295	801,060	102.92	813,677	104.55	817,236	848,118	103.78	856,408	104.79
Reverse Mortgages	56,154	61,308	109.18	62,708	111.67	55,027	60,469	109.89	61,791	112.29
Total Agency RMBS	863,195	892,986	103.45	906,659	105.03	908,159	946,143	104.18	955,531	105.22
Total Non-Agency and Agency MBS, mortgage loans, and Other ABS	$1,881,998	$1,586,988	$84.32	$1,546,427	$82.17	$1,964,823	$1,682,322	$85.62	$1,639,564	$83.45
Agency Interest Only RMBS	n/a	$40,504	n/a	$39,826	n/a	n/a	$37,033	n/a	$38,498	n/a
Non-Agency Interest Only and Principal Only MBS and Other(2)	n/a	$5,782	n/a	$5,313	n/a	n/a	$9,265	n/a	$8,622	n/a
TBAs:
Long	$101,150	$96,856	$95.76	$96,691	$95.59	$126,100	$123,131	$97.65	$120,065	$95.21
Short	(784,888)	(811,957)	103.45	(813,757)	103.68	(788,543)	(819,334)	103.90	(808,881)	102.58
Net Short TBAs	$(683,738)	$(715,101)	$104.59	$(717,066)	$104.87	$(662,443)	$(696,203)	$105.10	$(688,816)	$103.98
Short U.S. Treasury Securities	$(20,000)	$(19,607)	$98.03	$(19,899)	$99.49	$(41,700)	$(40,794)	$97.83	$(41,920)	$100.53
Short European Sovereign Bond	$(5,325)	$(7,681)	$144.24	$(7,633)	$143.35	$—	$—	$—	$—	$—
Repurchase Agreements	$27,962	$27,962	$100.00	$27,943	$99.93	$40,994	$40,994	$100.00	$40,994	$100.00
Short Common Stock	n/a	$(6,369)	n/a	$(6,313)	n/a	n/a	$—	n/a	$—	n/a
Total Net Investments		$912,478		$868,598			$1,032,617		$996,942

(1)	Represents the dollar amount, per $100 of current principal of the price or cost for the security.

(2)	Includes equity tranches and similar securities.
Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates.
The Company actively invests in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced." Given that the Company uses TBAs primarily to hedge the risk of rising interest rates on its long holdings, the Company generally carries a net short TBA position.

Derivatives Portfolio(1)

	December 31, 2013		September 30, 2013
	Notional Value	Fair Value	Notional Value	Fair Value
(In thousands)
Mortgage-Related Derivatives:
Long CDS on RMBS and CMBS Indices(2)	$46,072	$(11,805)	$64,780	$(19,248)
Short CDS on RMBS and CMBS Indices(3)	(72,422)	4,876	(78,488)	9,122
Short CDS on Individual RMBS(3)	(26,426)	16,296	(27,737)	17,296
Net Mortgage-Related Derivatives	(52,776)	9,367	(41,445)	7,170
Long CDS on Corporate Bond Indices	74,425	13,226	—	—
Short CDS on Corporate Bond Indices	(337,815)	(23,902)	(182,713)	(9,679)
Purchased Options on CDS on Corporate Bond Indices(4)	22,588	190	—	—
Long Total Return Swaps on Corporate Equities(5)	51,018	4	34,632	(8)
Short Total Return Swaps on Corporate Equities(5)	(10,397)	(67)	(9,417)	1
Interest Rate Derivatives:
Long Interest Rate Swaps(6)	387,700	(879)	187,700	2,968
Short Interest Rate Swaps(7)	(1,164,400)	19,368	(981,900)	8,683
Long Futures(8)	227,200	(2,370)	208,100	976
Short Futures(9)	(14,000)	(3)	(16,000)	(1)
Purchased Options on TBA contracts(10)	—	—	3,700	4
Written Options on TBA contracts(10)	—	—	(3,700)	(4)
Purchased Swaptions(11)	15,000	61	—	—
Written Swaptions(12)	(4,000)	(84)	—	—
Total Net Interest Rate Derivatives		16,093		12,626
Other Derivatives:
Foreign Currency Forwards(13)	(6,575)	(38)	—	—
Total Net Derivatives		$14,873		$10,110

(1)
In the table above, long and short credit default swaps, or "CDS," interest rate swaps, total return swaps, futures, options, and forwards are shown net. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of December 31, 2013, derivative assets and derivative liabilities were $59.7 million and $44.8 million, respectively, for a net fair value of $14.9 million, as reflected in "Total Net Derivatives" above. As of September 30, 2013, derivative assets and derivative liabilities were $43.6 million and $33.5 million, respectively, for a net fair value of $10.1 million, as reflected in "Total Net Derivatives" above.

(2)	Long mortgage-related derivatives represent transactions where we sold credit protection to a counterparty.

(3)	Short mortgage-related derivatives represent transactions where we purchased credit protection from a counterparty.

(4)	Represents the option on the part of the Company to enter into a CDS on a corporate bond index whereby the Company would pay a fixed rate and receive credit protection payments.

(5)	Notional value represents number of underlying shares or par value times the closing price of the underlying security.

(6)	For long interest rate swaps, a floating rate is being paid and a fixed rate is being received.

(7)	For short interest rate swaps, a fixed rate is being paid and a floating rate is being received.

(8)
Notional value represents the total face amount of U.S. Treasury Notes underlying all contracts held. As of December 31, 2013 and September 30, 2013, a total of 1,847 and 1,629 contracts were held, respectively.

(9)	Every $1,000,000 in notional value represents one Eurodollar future contract.

(10)	Notional amount represents total face amount of TBA securities underlying each option contract.

(11)	Represents the option on the part of the Company to enter into an interest rate swap whereby the Company would pay a fixed rate and receive a floating rate.

(12)	Represents the option on the part of a counterparty to enter into an interest rate swap with the Company whereby the Company would receive a fixed rate and pay a floating rate.

(13)	Notional amount represents U.S. Dollars to be received by the Company at the maturity of the forward contract.
The Company's net short positions in RMBS and CMBS indices reference underlying exposures in several vintage years, including 2005-2008 and 2012. Net long and net short total return swaps on corporate equities are principally comprised of long and short equity positions in certain publicly traded REITs. The Company's mix and composition of derivative instruments may vary from period to period.

The following table summarizes, as of December 31, 2013, the estimated effects on the value of the Company's portfolio, both overall and by category, of hypothetical, immediate 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency ARM Pools	$232	$(290)
Agency Fixed Pools and IOs	21,906	(25,444)
TBAs	(16,154)	18,977
Non-Agency RMBS, CMBS, Mortgage Loans, and Other ABS	8,570	(8,429)
Interest Rate Swaps	(19,579)	18,726
Interest Rate Swaptions	33	(6)
U.S. Treasury Securities	(463)	451
Eurodollar and U.S. Treasury Futures	5,519	(5,519)
Mortgage-Related Derivatives	(399)	670
Corporate Securities and Derivatives on Corporate Securities	2,621	(3,636)
Repurchase Agreements and Reverse Repurchase Agreements	(615)	720
	$1,671	$(3,780)

(1)
Based on the market environment as of December 31, 2013. The preceding analysis does not include sensitivities to changes in interest rates for instruments for which the Company believes that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. In particular, this analysis excludes certain corporate securities and derivatives on corporate securities. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity(1)
By Collateral Type

	As of December 31, 2013	For the Quarter Ended December 31, 2013		As of September 30, 2013	For the quarter ended September 30, 2013
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Non-Agency RMBS, CMBS, and Other	$393,853	$404,924	2.00%	$452,008	$447,218	2.00%
Agency RMBS	842,313	896,454	0.40%	893,215	830,748	0.40%
Total	$1,236,166	$1,301,378	0.90%	$1,345,223	$1,277,966	0.96%
Leverage Ratio (2)	1.98:1			2.14:1

(1)	Borrowed amounts exclude $1.0 million in securitized debt as of both December 31, 2013 and September 30, 2013, representing long term financing for the related asset.

(2)
The leverage ratio does not account for liabilities other than debt financings. The Company's debt financings consist solely of reverse repurchase agreements ("reverse repos") and a securitized debt financing in the amount of $1.0 million as of both December 31, 2013 and September 30, 2013.

Borrowings under reverse repos decreased slightly as of December 31, 2013 as compared to September 30, 2013, and the Company's leverage ratio decreased to 1.98:1 from 2.14:1 over that period. The decrease in borrowings was principally related to the timing of investment sales, some of the proceeds of which had not been fully reinvested as of December 31, 2013. The Company's leverage ratio may fluctuate period over period based on portfolio management decisions, market conditions, and the timing of security purchase and sale transactions.

By Remaining Maturity (1)(2)

(In thousands)	As of December 31, 2013		As of September 30, 2013
Remaining Maturity (3)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$369,861	29.9%	$476,839	35.4%
31-60 Days	402,206	32.5%	366,633	27.3%
61-90 Days	320,161	25.9%	190,329	14.1%
91-120 Days	8,233	0.7%	7,425	0.6%
121-150 Days	38,856	3.1%	67,264	5.0%
151-180 Days	96,849	7.9%	236,733	17.6%
	$1,236,166	100.0%	$1,345,223	100.0%

(1)	Borrowed amounts exclude $1.0 million in securitized debt as of both December 31, 2013 and September 30, 2013, representing long term financing for the related asset.

(2)
Reverse repos involving underlying investments that the Company had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that the Company may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(3)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

Substantially all of the Company's borrowed funds are in the form of reverse repos. Aside from borrowings under reverse repos, the Company also had securitized debt outstanding in the amount of $1.0 million as of both December 31, 2013 and September 30, 2013. The weighted average remaining term on the Company's reverse repos as of December 31, 2013 and September 30, 2013 was 56 and 65 days, respectively. The Company's borrowings outstanding under reverse repos were with a total of 14 counterparties as of December 31, 2013. As of December 31, 2013, the Company held liquid assets in the form of cash in the amount of $183.5 million. Over the past few quarters, the Company has held a relatively large cash balance, both to serve as a buffer against increased market volatility and to provide liquidity in order to take advantage of potential investment opportunities.
Derivatives/Hedging and Other Investments Summary
The following table summarizes the components of the Company's derivatives/hedging and other investments results for the quarters ended December 31, 2013 and September 30, 2013:

(In thousands)	Quarter Ended December 31, 2013				Quarter Ended September 30, 2013
Hedges:	Net Interest Expense(1)	Net Realized Gain (Loss)	Change in Net Unrealized Gain (Loss)	Total	Net Interest Expense(1)	Net Realized Gain (Loss)	Change in Net Unrealized Gain (Loss)	Total
Interest Rate Swaps	$(2,227)	$(21)	$6,525	$4,277	$(2,007)	$(7)	$(2,802)	$(4,816)
Futures	—	776	(3,348)	(2,572)	—	(774)	1,052	278
Net TBAs Held Short	—	(5,903)	9,139	3,236	—	6,790	(10,580)	(3,790)
Net U.S. Treasuries Held Short	(55)	1,086	(834)	197	(168)	—	173	5
Total Interest Rate Hedges	(2,282)	(4,062)	11,482	5,138	(2,175)	6,009	(12,157)	(8,323)
Net Credit Hedges and Other (2)	(2,084)	(4,977)	(4,620)	(11,681)	(1,859)	(3,088)	1,193	(3,754)
Total Hedges	$(4,366)	$(9,039)	$6,862	$(6,543)	$(4,034)	$2,921	$(10,964)	$(12,077)

(1)	Net interest expense represents fixed rate periodic payments made by the Company.

(2)	Net interest expense includes dividend expense related to common stock sold short.

Other
The Company's base management fee and other operating expenses, but excluding interest expense, other investment related expenses and incentive fees, represent 2.7%, on an annualized basis, of average equity for each of the quarters ended December 31, 2013 and September 30, 2013. Incentive fee expense of $3.1 million and $2.0 million was incurred for the quarters ended December 31, 2013 and September 30, 2013, respectively.
Dividends
On February 11, 2014, the Company's Board of Directors declared a dividend of $0.77 per share for the fourth quarter of 2013, payable on March 17, 2014 to shareholders of record on February 28, 2014. The Company's management previously announced that it expects to continue to recommend quarterly dividends of $0.77 per share until conditions warrant otherwise. At the end of each year, the Board of Directors takes into account the Company's earnings and other factors to consider whether to declare a special dividend. For the year ended December 31, 2013, including the fourth quarter dividend, the Company will have paid approximately 101% of its net income as dividends. Total aggregate dividends for the year ended December 31, 2013, inclusive of the fourth quarter dividend, were $79.5 million, while net income for the same period was $78.5 million. The Board of Directors elected not to pay a special dividend for the year ended December 31, 2013. The declaration and amount of future dividends remain in the discretion of the Board of Directors. The Company's dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On August 4, 2011, the Company's Board of Directors approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows the Company to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at the Company's discretion, subject to applicable law, share availability, price and the Company's financial performance, among other considerations. To date, the Company has repurchased 217,619 shares under this program at an aggregate cost of $4.5 million, or an average cost per share of $20.59.
About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that acquires and manages mortgage-related assets, including residential mortgage-backed securities backed by prime jumbo, Alt-A, manufactured housing and subprime residential mortgage loans, residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise, residential mortgage loans, mortgage-related derivatives, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, as well as corporate debt and equity securities and derivatives. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Thursday, February 13, 2014, to discuss its financial results for the quarter ended December 31, 2013. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference passcode 30139936. International callers should dial (810) 740-4657 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Thursday, February 13, 2014, at approximately 2 p.m. Eastern Time through Thursday, February 20, 2014 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the passcode 30139936. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on the Company's web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and the Company's ability to implement its investment and hedging strategies, performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in its Agency portfolio, statements regarding the Company's net Agency premium, estimated effects on the fair value of the Company's MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding the drivers of the Company's returns, the Company's expected ongoing annualized expense ratio, and statements regarding the Company's intended dividend policy including the amount to be recommended by management and share repurchase program including the amount of shares to be repurchased. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the Company's Annual Report on Form 10-K filed on March 15, 2013 which can be accessed through the Company's website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Year Ended
(In thousands, except per share amounts)	December 31, 2013	September 30, 2013	December 31, 2013
Investment income
Interest income	$22,954	$24,069	$85,740
Expenses
Base management fee	2,365	2,378	9,115
Incentive fee	3,091	2,038	8,366
Interest expense	3,024	3,277	11,025
Other investment related expenses	84	85	496
Other operating expenses	1,878	1,885	7,083
Total expenses	10,442	9,663	36,085
Net investment income	12,512	14,406	49,655
Net realized gain (loss) on:
Investments	4,159	10,731	39,485
Financial derivatives	(8,705)	(6,442)	(21,479)
Foreign currency transactions	(4)	—	(4)
	(4,550)	4,289	18,002
Change in net unrealized gain (loss) on:
Investments	8,180	(4,867)	(1,819)
Financial derivatives	(1,096)	(2,005)	13,482
Foreign currency translation	42	—	42
	7,126	(6,872)	11,705
Net realized and unrealized gain (loss) on investments and financial derivatives	2,576	(2,583)	29,707
Net increase in equity resulting from operations	15,088	11,823	79,362
Less: Increase in equity resulting from operations attributable to non-controlling interests	226	96	838
Net increase in shareholders' equity resulting from operations	$14,862	$11,727	$78,524
Net increase in shareholders' equity resulting from operations per share:
Basic and diluted	$0.58	$0.45	$3.28
Weighted average shares and LTIP units outstanding	25,828	25,814	23,986
Weighted average shares and convertible units outstanding	26,040	26,026	24,198

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	December 31, 2013	September 30, 2013	December 31, 2012(1)
ASSETS
Cash and cash equivalents	$183,489	$186,737	$59,084
Investments, financial derivatives, and repurchase agreements:
Investments at fair value (Cost - $1,688,257, $1,806,749, and $1,328,153)	1,730,130	1,851,751	1,375,116
Financial derivatives–assets at fair value (Net cost - $50,533, $43,199, and $65,860)	59,664	43,567	48,504
Repurchase agreements (Cost - $27,943, $40,994, and $13,650)	27,962	40,994	13,650
Total Investments, financial derivatives, and repurchase agreements	1,817,756	1,936,312	1,437,270
Due from brokers	82,571	65,159	22,744
Receivable for securities sold	883,005	926,638	626,919
Interest and principal receivable	6,831	6,691	5,719
Other assets	1,546	1,165	379
Total assets	$2,975,198	$3,122,702	$2,152,115
LIABILITIES
Investments and financial derivatives:
Investments sold short at fair value (Proceeds - $847,602, $850,801, and $621,048)	$845,614	$860,128	$622,301
Financial derivatives–liabilities at fair value (Net proceeds - $29,746, $28,271, and $13,171)	44,791	33,457	15,212
Total investments and financial derivatives	890,405	893,585	637,513
Reverse repurchase agreements	1,236,166	1,345,223	905,718
Due to brokers	19,762	13,740	30,954
Payable for securities purchased	193,047	230,650	57,333
Securitized debt (Proceeds - $980, $1,050, and $1,311)	983	1,038	1,335
Accounts payable and accrued expenses	1,810	2,241	1,995
Base management fee payable	2,364	2,378	1,934
Incentive fee payable	3,091	2,038	7,343
Other payables	—	507	903
Interest and dividends payable	1,521	1,500	732
Total liabilities	2,349,149	2,492,900	1,645,760
EQUITY	626,049	629,802	506,355
TOTAL LIABILITIES AND EQUITY	$2,975,198	$3,122,702	$2,152,115
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(25,428,186, 25,418,937, and 20,370,469 shares issued and outstanding)	$611,282	$616,104	$497,373
Additional paid-in capital–LTIP units	9,119	9,069	8,982
Total Shareholders' Equity	620,401	625,173	506,355
Non-controlling interests	5,648	4,629	—
Total Equity	$626,049	$629,802	$506,355
PER SHARE INFORMATION:
Common shares, no par value	$24.40	$24.59	$24.86
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value	$23.99	$24.19	$24.38

(1)	Derived from audited financial statements as of December 31, 2012.